Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 130371) of BT Group Plc of our report dated May 16, 2007 relating to the financial statements, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which is included in BT Group Plc’s Form 20-F/ A for the year ended March 31, 2007.
/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London
March 19, 2008